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                                                                   Exhibit 99.1


                            Consent of Merrill Lynch




         We hereby consent to the use of our opinion letters, dated December 31, 1997 and January 8, 1998, to the Board of Directors of Pegasus Communications Corporation included as Annex V to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Pegasus DTS Merger Sub, Inc., a wholly owned subsidiary of Pegasus Communications Corporation, with and into Digital Telivision Services, Inc. and to the references to such opinions in such Proxy Statement/Prospectus under the captions "SUMMARY - The Special Meeting - Recommendations of Pegasus Board", "SUMMARY - The Special Meeting - Opinion of Merrill Lynch", "PROPOSAL 1:
APPROVAL OF MERGER - Background of the Merger", PROPOSAL 1: APPROVAL OF MERGER - Reasons for the Merger and Recommendations of the Pegasus Board"' and "PROPOSAL 1: APPROVAL OF MERGER - Opinion of Merrill Lynch". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required unde Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                   /s/ Merrill, Lynch, Pierce, Fenner & Smith, Incorporated
                   -----------------------------------------------------------
                   MERRILL, LYNCH, PIERCE, FENNER & SMITH, INCORPORATED



March 17, 1998